EXHIBIT 99.2



           TARRANT APPAREL GROUP RECEIVES $65 MILLION COMMITMENT FROM GUGGENHEIM CORPORATE FUNDING LLC TO PROVIDE CREDIT FACILITY


LOS ANGELES--May 15, 2006--Tarrant Apparel Group (NASDAQ: TAGS), a design and sourcing company for private label and private brand casual apparel, announced today that it has entered into a commitment letter with Guggenheim Corporate Funding, LLC, with respect to a $65 million credit facility. The commitment letter contemplates that the credit facility will consist of an initial term loan of $30 million, which will be used to repay certain existing indebtedness, and fund general operating and working capital needs. A second term loan of $35 million will be available to finance acquisitions, if any, acceptable to Guggenheim. The facility would be secured by a lien on all of the Company's consolidated assets.

"We are pleased that Guggenheim has taken this step to provide us with the capital to support our next phase of growth," said Gerard Guez, Tarrant Apparel Group's Chairman and interim CEO. "This funding will allow us continue to grow our Private Label business, while giving us the flexibility to accelerate our growth through strategic acquisitions that we may identify from time to time. We look forward to a mutually beneficial relationship with Guggenheim."

"Guggenheim is excited to build a relationship with Tarrant Apparel and looks forward to supporting its future growth prospects," said Todd Boehly, Managing Partner of Guggenheim Partners, LLC.

Completion of the financing is subject to customary conditions precedent, including, without limitation, the preparation and execution of definitive loan documents, Guggenheim's completion and satisfaction with its legal due diligence review of the company, obtaining all necessary consents and other third party approvals, and the preparation and execution of an intercreditor agreement between Guggenheim and the Company's existing lenders.

Durham Capital Corporation is acting as the Company's financial advisor in connection with the Guggenheim credit facility.

About Guggenheim Partners, LLC

Guggenheim Partners, LLC is a privately held, diversified financial services firm that, through its affiliated entities, provides financial advisory services, corporate finance, wealth management and investment management products to high-net-worth individuals and institutional investors. Presently, the firm and its affiliates manage and provide advisory services with respect to more than $100 billion of investment assets.

Forward Looking Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements about entering into the Guggenheim credit facility and our growth. Factors which could cause actual results to differ materially from these forward-looking statements include, among other things, completing documentation of the credit facility and due diligence satisfactory to Guggenheim, and our lenders reaching agreement among themselves as to the priority of their respective liens on the Company's assets. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

CEOcast, Inc. for Tarrant Apparel Group
Andrew Hellman, 212-732-4300